Exhibit 99

NEWS RELEASE

Travelers Issues Initial Estimate of Losses from Storm Sandy

NEW YORK, Dec. 5, 2012 —The Travelers Companies, Inc. (NYSE: TRV) announced today that its preliminary estimate of net losses relating to Storm Sandy, which took place in late October, is approximately $650 million after tax and after estmated recoveries from reinsurance. This $650 million estimate reflects a gross loss estimate (pre-tax and before reinsurance) of $1.135 billion.

This preliminary estimate is based upon an analysis of claims already reported and projected to be reported, estimated values of properties in the affected areas, estimates of damage resulting from wind and other perils, including flooding to the extent covered by applicable policies, and other factors requiring considerable judgment.

Due to the nature of this event, including the scope of the storm, the number of insureds impacted, the complexity of factors contributing to the losses and the preliminary nature of the information available to prepare these estimates, future estimates of losses and the actual ultimate amount of losses associated with Storm Sandy may be materially different from this current estimate.

Following this release, the company intends to resume repurchases of its common shares consistent with its long-standing capital management strategy of returning to shareholders capital not needed to support business operations.  The company had temporarily suspended its common share repurchase activity following Storm Sandy as it assessed its exposure.

Forward-Looking Statements

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding catastrophe loss estimates and the company’s capital management strategy and financial position.  Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. In the case of the company’s common share repurchase program, the company’s actual repurchases depend on a variety of factors, including the company’s financial position, earnings, common share price, catastrophe losses (including future updates to estimated catastrophe losses), funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions), market conditions and other factors.  In the case of estimating losses net of reinsurance, we may not be able to collect all amounts due to us from reinsurers.  Some of the other factors that could cause actual results to differ are discussed in this press release and under the heading “Risk Factors” and “Forward-Looking

Statements” in the company’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as the date of this release, and the company undertakes no obligation to update any forward-looking statements.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business.  A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2011. For more information, visit www.travelers.com.

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CONTACTS

Media:	Institutional Investors:	Individual Investors:
Jennifer Wislocki	Gabriella Nawi	Marc Parr
860.277.7458, or	917.778.6844, or	860.277.0779
Delker Vardilos	Andrew Hersom
860.954.7975	860.277.0902